Exhibit 10.12	Statement of Work between Chevron Corporation and Novint Technologies, Inc.

Novint Technologies, Inc.

Statement of Work to enable editing in GOCAD
with Haptic Interaction
for CHEVRON
Contract No. 4517699

May 7, 2001

Novint Technologies, Inc.
8500 Menaul Blvd
Albuquerque, NM
Contact John Ranta
jranta@novint.com
888-309-8587

1) Introduction

This Statement of Work describes a project to build a prototype to demonstrate and validate the use of three-dimensional haptic interaction to improve a user's ability to edit GOCAD surfaces. Success will be measured by our ability to implement haptic interaction to work on typical GOCAD V2.0 data sets utilizing a PHANTOM haptic interaction device under Windows2000 in order to: (a) speed up the editing process; (b) make the editing process easier; or (c) to allow editing that could not be done before. The vision is that users will be both more efficient and prefer to use this new technology instead of the current non-haptic approach.

It is anticipated that, if this prototype effort is deemed successful, Novint and CHEVRON will enter into a follow-on project to expand on the prototype's capabilities for analysis and interpretation, and to explore its portability to Chevron's production visualization environment.

2) Overview

GOCAD V2.0 supports the generation and editing of a triangulated surface (known as a TSurf) to represent geological entities and transitions. Currently, however, this is accomplished utilizing two-dimensional input devices and no haptic or force feedback during evaluation or modification.

The main technical goals of this effort are to allow user to feel an existing GOCAD V2.0 TSurf and to provide haptic feedback during the real-time modification of a TSurf. In particular, the user will be able to utilize the haptic interaction device to interactively push and pull the TSurf in order to modify its shape. The user will be able to control the extent (i.e., surface area) of a particular modification operation. Forces will be generated during push/pull in order to give the user a sense of the direction and extent of the surface deformation. After the modification is completed, the user will be able to feel the (modified) surface itself. Stereoscopic viewing of the haptic interaction prototype utilizing stereo-capable CRTs will be supported.

The use of the haptic interaction and modification prototype should not incur any onerous (time consuming or complex) preparation inside of GOCAD. Users should be able to work in GOCAD, write an ASCII flatfile containing T-surfs to be edited, read the flatfile into the haptics editor, use haptics as needed, then write out a new flatfile containing the edited T-Surfs which GOCAD will read, and users will continue with their normal GOCAD session.

The development of the haptic interaction and modification prototype will utilize an iterative development cycle to allow and encourage feedback and input from Chevron. It is expected that Chevron will have computer and haptic interaction hardware in order to facilitate this process. We will have an early version that could be shown at the June 2001 GOCAD User's Group Meeting.

3) Key Characteristics

The key characteristics for the haptic interaction and modification prototype are:

a) Interactive modification of GOCAD triangulated surfaces (TSurfs) utilizing a haptic interaction device and a virtual three-dimensional haptic modification cursor or tool.

b) Use of a push/pull metaphor for modification. Forces will be generated during modification to help indicate the extent and direction of modification.

c) A variable region of modification. The extent of the effects of the haptic modification tool can be specified interactively. In addition, the region to be modified on the triangulated surface may need to be interactively specified before modification begins.

d) Ability to feel triangulated surfaces when they are not being modified. The shape of existing and modified TSurfs will be able to be felt using a virtual three-dimension haptic evaluation cursor or tool.

e) Ability for triangulated surfaces (e.g., horizons or faults) to limit the extent of shift of the surface that is being modified.

f) Simple haptic motion constraints. One or two simple haptically enabled motion constraints will be provided. These constraints will be capable of limiting or constraining the motion of the three-dimensional haptic modification tool. For example, the motion of the tool could be constrained to be along a particular direction vector.

g) Ability to interact with GOCAD data sets that include up to three to four TSurfs, each with 10,000 triangles.

h) Stereoscopic viewing of surfaces and the three-dimensional haptic cursor/tool. Support for stereo-capable CRTs. .

i) Ability to exchange data with GOCAD V2.0 flatfiles – meaning read flatfiles and write out the edited flatfiles. GOCAD V2.0 triangulated surfaces will be capable of being read and modified by the haptic interaction and modification prototype. In addition, changes to surfaces made by the prototype will be able to be viewed and used by GOCAD V2.0 like any other TSurf.

j) Ability to utilize SensAble Technologies PHANTOM haptic interaction devices.

k) Ability to run under the Microsoft Windows2000 operating system on PC hardware. It is anticipated that a high-end dual processor Intel compatible workstation with a professional OpenGL accelerated graphics card will be required.

4) Deliverables

The major deliverables for the haptic interaction and modification prototype are:

a) Software prototype program executables.
b) Internal use Prototype license for evaluation and demonstration within CHEVRON.
c) It is recommended that CHEVRON obtain a Windows NT Workstation - a high end Pentium Workstation, including professional level OpenGL accelerated graphics card with stereo support (Novint has had best results with either a Wildcat or FireGL graphics adapter) & 512 MByte memory. This workstation is not part of the deliverables of this project. The OpenGL graphics card will be one that is approved by Tsurf, Inc for use with Gocad and which also operates under the haptics software. For example, the Wildcat 4210 card is a candidate.
d) It is expected that CHEVRON will obtain or use an existing PHANTOM system.
e)

5) Timeline

The overall timeline for the haptic interaction and modification prototype effort are:

CHEVRON Delivers purchase order	Project Starts	Estimate April 15, 2001
Confirm detailed specification and project plan	CHEVRON and Novint	1 Week after project start
Novint delivers final Statement of work	CHEVRON review and signoff	2 Weeks after project start
Start Technical Implementation		3 Weeks after project start
Novint provides demonstration that could be shown at theAnnual GOCAD User Meeting (Nancy, France)	Running on NT workstation with Phantom and early release of prototype s/w	June 18-22, 2001
Novint delivers beta release of prototype s/w	CHEVRON evaluation and signoff	~3 months Timed to coincide with the Chevron Worksystem Technology Transfer Meeting in San Ramon CA during mid-July 2001
Novint delivers final release of prototype s/w	CHEVRON evaluation and signoff	~4 months

6) Responsibilities

f) CHEVRON will provide a person or persons to act as Novint's technical and administrative contacts for the duration of the project.
g) Novint will assign a project leader, for the duration of the project, to coordinate all technical issues with the CHEVRON technical point of contact. Novint will

designate an administrative contact to coordinate all contractual issues with CHEVRON.

h) Novint will complete the Software Development, Hardware Integration and Testing tasks at Novint facilities. Novint hardware will be utilized to complete these tasks.

i) Novint retains sole rights of ownership, development and commercial distribution for the prototype software source code and its derivative works.

j) Novint will complete the installation, training and test of the system at the CHEVRON facility in San Ramon or Brea, California.

k) CHEVRON will be granted a license to use Prototype executables within CHEVRON for evaluation and demonstration purposes.

l) The "project start date" for the purposes of this agreement is estimated to be April 15, 2001.

2) Completion Criteria

a) This project will be considered complete when final version of the prototype has been installed and tested at the CHEVRON facility, and CHEVRON has completed its evaluation.

3) Estimates

a) Phantom System	Obtained Separately
b) NT (or Windows 2000) Workstation	Obtained separately
c) Prototype SW Design, Development & Testing	$ 65,000
d)	
e) Travel (est)	5,000
f) Total	$ 70,000

4) Terms and Conditions

a) The services and products described in this statement of work are offered to CHEVRON at a price of $ 70,000.

b) In return for this development fee, Chevron and its Affiliates will be given, at no further cost, up to 10 (ten) seat licenses for the resulting GOCAD haptic editing software module. All future purchases by Chevron and its Affiliates would be under the most favorable terms and condition granted to customers.

c) CHEVRON will be invoiced as follows for items in the Statement of Work:

i) 25% of the total invoice is due upon signing this agreement.

ii) 25% of the total invoice is due upon demonstration of the Prototype to the reasonable satisfaction of Chevron that could be shown at the GOCAD User meeting on June 18-20, 2001..

iii) 25% of the total invoice is due upon delivery for the Chevron Worksystem Technology Transfer Meeting in San Ramon, CA during mid July 2001,of the beta versionof the software, that met Chevron's reasonable satisfaction.

iv) The final 25% of the total invoice is due upon installation of the final Prototype that operates to the reasonable satisfaction of Chevron before Nov. 30, 2001and successful evaluation of the completed project.

d) Remit to:
Novint Technologies
8500 Menaul Blvd, Suite A210
Albuquerque, NM 87112
USA

5) Warranty

The software prototype is delivered as is. Novint will make its best effort to correct major defects or flaws for a period of 90 days after the prototype is installed. This prototype is intended to provide a proof of concept for evaluation of the use of haptic interaction techniques for Seismic Modeling. If this prototype is to be used for commercial interpretation and analysis within CHEVRON it may require additional documentation and testing.

6) Signatures

Agreed:

CHEVRON

By:

Colin Whitfield
SR-48 Program Manager
Date: May 7th, 2001

Agreed:

Novint Technologies, Inc.

By:

Tom Anderson
CEO
Date: 5/9/01